EXHIBIT 99.1

NEWS RELEASE for October 26, 2006 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS 2006 THIRD QUARTER, NINE-MONTH RESULTS

Year-over-Year Revenues Increase 54% and 38%, Respectively;

Income Before Tax Up 65% and 123%, Respectively

NORTHVILLE, MI (October 26, 2006) . . . Amerigon Incorporated (Nasdaq: ARGN), a leader in developing products based on advanced thermoelectric (TE) technologies for a wide range of global markets and applications, today continued its record setting pace reporting year-over-year gains in revenue, income before tax and net income for its third quarter and nine months ended September 30, 2006.

Revenues for this year’s third quarter and first nine months were $12.7 million and $35.6 million, respectively, up 54 percent and 38 percent from revenues of $8.3 million and $25.8 million for the respective prior year periods. Gross margins as a percentage of revenue for this year’s third quarter and first nine months increased to 32.7 percent and 31.9 percent, respectively, up from 32.0 percent and 29.4 percent in the comparable prior year periods. Net income before taxes for this year’s third quarter and first nine months was $1.5 million and $4.0 million, respectively, compared with $878,000 and $1.8 million for the respective prior year periods.

Net income for the third quarter of 2006 was $900,000, or $0.04 per basic and diluted share, compared with net income in the 2005 third quarter of $878,000, or $0.04 per basic and diluted share. For the first nine months of this year, net income was $2.5 million, or $0.12 per basic and $0.11 per diluted share, up from net income of $1.8 million, or $0.09 per basic and $0.08 per diluted share for the first nine months of 2005. This year’s net income included income tax expense of $550,000 in the third quarter and $1.5 million for the first nine months. No income tax expense was recorded in the comparable 2005 periods.

The fully diluted weighted average shares outstanding for the third quarter and first nine months of 2006 were 22,141,000 and 20,193,000 compared with 16,215,000 and 15,842,000 in the prior year periods.

President and Chief Executive Officer Daniel R. Coker said that the strong year-over-year gains in this year’s third quarter and nine-month revenues were primarily the result of volume shipments of the Company’s proprietary Climate Control Seat™ (CCS™) system in new model introductions and higher volumes on redesigned models. These include the new Lincoln MKX and the redesigned Cadillac Escalade, Cadillac Escalade ESV, Cadillac Escalade EXT, Lexus LS460, Lincoln Navigator and Ford Expedition. Additionally, the Lincoln MKZ (formerly Lincoln Zephyr) and Buick Lucerne were introduced in the third quarter of last year, but did not reach full volume levels until the fourth quarter of 2005.

The Company’s BSST subsidiary is seeing significant progress being made by a number of leading research groups and specialty materials companies in the development of advanced, high performance TE materials. BSST is working with a select group of the leaders of these development efforts and increasing its research investments to speed the delivery of these new advanced materials to market. BSST is focused on expanding the use of Amerigon’s proprietary thermoelectric technologies and has several prototypes for commercial and government partners that could ultimately lead to product applications in a variety of automotive and non-automotive markets.

“We are very pleased with our results for the third quarter and first nine months of 2006, which continues to be a year of records for Amerigon,” Coker said. “Amerigon has grown into a strong, vibrant and healthy company and we are now seeing the impacts of our long-term strategy to diversify our customer base and product lines.

“We just announced the continuation of our 6  1/2 year relationship with Lexus with the introduction of our CCS system on the redesigned 2007 Lexus LS 460 and LS 460L luxury sedans, which replace the popular Lexus LS 430 that has featured CCS since March 2000,” Coker added. “We also recently announced our first European-based customer for CCS, Land Rover, which is offering CCS as an option in the model year 2007 Range Rover, a full-size luxury sport utility vehicle (SUV) that is sold throughout the world. And, I am pleased to report that we are seeing a broadening of interest in CCS in North America, Europe and throughout Asia. We have come a long way already this year and we are confident that the progress we are making will continue into 2007 and beyond.”

Unit shipments of CCS systems increased to 179,000 for the 2006 third quarter and 494,000 for the first nine months of this year, compared with 113,000 and 368,000 for the respective year earlier periods.

Coker noted that the take rates for CCS remain very strong as do the prospects for the introduction of CCS in additional vehicle models. “We receive very positive feedback, from both our OEM customers and the ultimate users of our system, which we believe offers strong evidence that our seat system has a very bright future. On the BSST side, we are working with a number of customers on a number of products in a number of industries so, while we cannot offer detail right now, we can say that the future is bright there as well. We are well into the product development stage at BSST and we are working very hard to accelerate this process.”

The Company’s balance sheet as of September 30, 2006 remained strong with cash, cash equivalents and short-term investments of $10.3 million, total assets of $42.6 million, no bank debt and shareholders’ equity of $31.6 million.

All shares of the Company’s Series A Convertible Stock were converted to Common Shares earlier this year. As a result, no Series A Convertible Preferred Stock was outstanding as of or during the three-month period ending September 30, 2006. Accordingly, no income was allocated to the Preferred Stock during that period for earnings per share (EPS) calculation purposes.

Selling, general and administrative (SG&A) expense in this year’s third quarter and nine months was $1.9 million and $5.3 million, respectively, compared with $1.3 million and $4.2 million in the prior year periods. This increase reflects costs associated with stock option compensation and the Company’s compliance with certain provisions of the Sarbanes-Oxley Act of 2002 and a customer reimbursement in the prior year’s third quarter of expenses associated with the Company’s European office. There was no stock option cost in last year’s third quarter and no customer reimbursement in this year’s third quarter.

Net research and development expenses for the third quarter and first nine months of 2006 increased to $996,000 and $2.5 million, respectively, from $630,000 and $1.9 million in the prior year periods, reflecting costs associated with increased research activities related to BSST and the advanced thermoelectric technology program. Coker added that he expects the net research and development expenses will increase in the remainder of 2006 as the Company continues to increase these development activities.

Guidance for 2006

The Company reconfirmed its earlier guidance for the year ending December 31, 2006, with revenue expected to be up by 30 percent or more from 2005 and strong year-over-year growth in profitability. For 2007, the Company expects year-over-year increases in revenue to be 15 percent to 20 percent with continued growth in profitability. The Company expects even more robust growth in CCS revenue in 2008. Margins are expected to remain strong and net income is expected to increase steadily in both 2007 and 2008. The preview of 2008 does not include any potential revenue from products based on advanced thermoelectric technologies for automotive and non-automotive markets being developed for commercial and government partners by BSST. There are a number of macro economic and geopolitical issues outside Amerigon’s control, such as the effects of gas price increases and the uncertainly of the situations in the Middle East and the Gulf Region, that could negatively impact the automotive industry, the overall economy and Amerigon’s results.

Conference Call

As previously announced, Amerigon is conducting a conference call today to be broadcast live over the Internet at 11:30 AM EDT (Eastern) to review the financial results for the third quarter and nine months ended September 30, 2006. The dial-in number for the call is 1-888-335-5539. The live webcast and archived replay of the call can be accessed in the Events page of the Investor section of Amerigon’s website at www.amerigon.com.

About Amerigon

Amerigon (Nasdaq: ARGN) develops products based on its advanced, proprietary, efficient thermoelectric (TE) technologies for a wide range of global markets and heating and cooling applications. The Company’s current principal product is its proprietary Climate Control Seat™ (CCS™) system, a solid-state, TE-based system that permits drivers and passengers of vehicles to individually and actively control the heating and cooling of their respective seats to ensure maximum year-round comfort. CCS, which is the only system of its type on the market today, uses no CFCs or other environmentally sensitive coolants. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, additional financing, if necessary, may not be available, new competitors may arise and adverse conditions in the automotive industry may negatively affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ended June 30, 2006 and its Form 10-K for the year ended December 31, 2005.

TABLES FOLLOW

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Product revenues	$12,729	$8,256	$35,579	$25,775
Cost of sales	8,570	5,611	24,229	18,208

Gross margin	4,159	2,645	11,350	7,567
Operating costs and expenses:
Research and development	1,811	1,488	4,973	4,500
Research and development reimbursements	(815)	(858)	(2,451)	(2,583)

Net research and development expenses	996	630	2,522	1,917
Selling, general and administrative	1,869	1,267	5,311	4,197

Total operating costs and expenses	2,865	1,897	7,833	6,114

Operating income	1,294	748	3,517	1,453

Interest income	135	79	365	190
Other income	21	51	121	151

Earnings before income tax	1,450	878	4,003	1,794
Income tax expense	550	—	1,519	—

Net income	$900	$878	$2,484	$1,794

Basic earnings per share:
Common Stock	$0.04	$0.04	$0.12	$0.09

Convertible Preferred Stock		$0.04	$0.12	$0.09

Diluted earnings per common share	$0.04	$0.04	$0.11	$0.08

Weighted average number of shares – basic
Common Stock	21,282	15,691	19,387	15,375

Convertible Preferred Stock (as converted)		5,373	1,875	5,373

Weighted average number of shares – diluted	22,141	16,215	20,193	15,842

MORE-MORE-MORE

AMERIGON INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$1,219	$1,364
Short-term investments	9,050	9,975
Accounts receivable, less allowance of $369 and $295, respectively	11,913	7,891
Inventory:
Raw materials	919	1,894
Finished goods	4,017	818

Inventory	4,936	2,712
Deferred income tax assets	2,654	1,447
Prepaid expenses and other assets	106	7

Total current assets	29,878	23,396
Property and equipment, net	1,756	1,177
Long-term investments	659	—
Deferred financing costs	13	16
Patent costs, net of accumulated amortization of $15 and $11, respectively	784	533
Deferred income tax assets	9,486	12,131

Total assets	$42,576	$37,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,628	$5,323
Accrued liabilities	2,445	2,227
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	10,273	7,750
Deferred manufacturing agreement – long term portion	700	850

Total liabilities	10,973	8,600
Shareholders’ equity:
Convertible Preferred Stock:
Series A – no par value; convertible; 9,000 shares authorized, no shares issued and outstanding on September 30, 2006 and 9,000 shares issued and outstanding at December 31, 2005 liquidation preference of $11,520 at December 31, 2005	—	8,267
Common Stock:
No par value; 30,000,000 shares authorized, 21,324,541 and 15,874,557 issued and outstanding at September 30, 2006 and December 31, 2005, respectively	61,572	53,142
Paid-in capital	20,519	20,202
Accumulated other comprehensive income – foreign currency	(14)	—
Accumulated deficit	(50,474)	(52,958)

Total shareholders’ equity	31,603	28,653

Total liabilities and shareholders’ equity	$42,576	$37,253

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